Exhibit 99.1

Editorial Contact: Leen Simonet 408-764-4000

For Release: 10/04/2007
No. 1117

Coherent, Inc. Receives Expected Letter from Nasdaq

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced that, as anticipated, on October 1, 2007, it received an additional NASDAQ Staff Determination letter indicating that the Company is not currently in compliance with NASDAQ’s listing requirements as set forth in Marketplace Rules 4350(e) and 4350(g) due to its failure to hold an annual meeting of stockholders during its fiscal year ended September 30, 2007.  The notice stated that the failure could serve as an additional basis for delisting of the Company’s securities.

As previously disclosed, NASDAQ initially informed the Company on December 19, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-K for the fiscal year ended September 30, 2006 unless the Company requested a hearing in accordance with applicable NASDAQ Marketplace Rules. The Company subsequently requested and was granted a hearing before the NASDAQ Listing Qualifications Panel (“Panel”) on February 15, 2007 to request an extension for continued listing on the NASDAQ Global Select Market.  On April 3, 2007, the Panel issued a decision granting the Company a conditional extension to file its Form 10-K for the fiscal year ended September 30, 2006, its Form 10-Q for the quarter ended December 30, 2006, and any required restatements.  By letter dated May 18, 2007, the NASDAQ Listing and Hearing Review Council (“Listing Council”) called the Panel’s April 3, 2007 decision for review and determined to stay any decision to suspend the Company’s securities pending further action by the Listing Council.  Although the Company is working diligently to file its delinquent filings, there can be no assurance that the Listing Council will grant an extension for continued listing.  Shares of Coherent common stock will continue trading on the NASDAQ pending the Listing Council’s decision.   The Company does not expect to hold an annual meeting of stockholders until after it has filed its annual report on Form 10-K for the fiscal year ended September 30, 2006.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing laser-based solutions to the commercial and scientific research markets.